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                                                                     EXHIBIT 3.1


                            CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                            DAILEY INTERNATIONAL INC.


         Pursuant to Section 303 of the Delaware General Corporation Law, Dailey International Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, for the purpose of amending its Restated Certificate of Incorporation, as previously amended (the "Restated Certificate of Incorporation"),

         DOES HEREBY CERTIFY:

         FIRST: That the following amendments to the Corporation's Restated Certificate of Incorporation were generally approved by an order entered on August 20, 1999 (the "Confirmation Order") by the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") confirming the Debtor's Joint Plan of Reorganization of the Corporation (the "Plan"), in the case styled In re Dailey International Inc. (Case No. 99-1233 (PJW)). The Confirmation Order provides, among other things, for the making and filing of this Certificate of Amendment by the Corporation's officers, including the execution hereof by the undersigned officer of the Corporation. The Bankruptcy Court has jurisdiction over the Corporation's reorganization proceedings under Chapter 11 of the United States Bankruptcy Code, 11 U.S.C. ss.101 et seq.

         SECOND: The amendments effectuate certain changes to the Corporation's Restated Certificate of Incorporation, which changes are summarized in this Article Second and are required or permitted by the Plan and the Confirmation Order. The amendments (i) amend and restate Article 4 of the Corporation's Restated Certificate of Incorporation in its entirety, (ii) amend and restate
Article 6 of the Corporation's Restated Certificate of Incorporation in its entirety, (iii) add a new Article 8 canceling and retiring all previously issued shares of capital stock, whether outstanding or held in the Corporation's treasury, and effecting a net reduction in the Corporation's stated capital through both the cancellation and retirement of previously issued shares of capital stock and the issuance of 1,000 shares of Common Stock under the Plan, and (iv) add a new Article 9 required by the United States Bankruptcy Code prohibiting the issuance of non-voting equity securities.

         THIRD: That in accordance with the Plan and Confirmation Order, Article 4 of the Restated Certificate of Incorporation of the Corporation is hereby amended to read, in its entirety, as follows:

                                   "ARTICLE 4

                  The total number of shares of stock of all classes which the Corporation shall have authority to issue is 1,000 shares, consisting of 1,000 shares of Common Stock, having a par value of $1.00 per share (the "Common Stock").



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         FOURTH: That in accordance with the Plan and Confirmation Order,
Article 6 of the Certificate of Incorporation of the Corporation is hereby amended to read, in its entirety, as follows:

                                   "ARTICLE 6

                  Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide. All of the powers of the Corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation, as amended, in the Board of Directors of the Corporation, are hereby conferred upon the Board of Directors of the Corporation. In furtherance and not in limitation of the foregoing provisions of this Article, and for the purpose of the orderly management of the business and the conduct of the affairs of the Corporation, the Board of Directors of the Corporation shall have the power to adopt, amend or repeal from time to time the by-laws of the Corporation, subject to the right of the stockholders of the Corporation entitled to vote thereon to adopt, amend or repeal by-laws of the Corporation."

         FIFTH: That in accordance with the Plan and Confirmation Order, Articles 8 and 9 are hereby added to the Restated Certificate of Incorporation to read as follows:

                                   "ARTICLE 8

                  Effective as of the filing with the Secretary of State of Delaware of this Certificate of Amendment (the "Effective Time"), the Corporation does hereby cancel and retire in their entirety all shares of the Corporation's capital stock, including all shares of Class A Common Stock, par value $0.01 per share and all shares of Class B Common Stock par value $0.01 per share, whether issued prior to the Effective Time or being authorized but unissued shares of capital stock. Each share of the Corporation's capital stock, including all shares of Class A Common Stock, par value $0.01 per share and all shares of Class B Common Stock par value $0.01 per share, issued prior to the Effective Time shall, at the Effective Time, by virtue of the filing of this Certificate of Amendment with the Secretary of State of the State of Delaware and without any action on the part of the holder thereof, automatically be, and hereby is, canceled and retired in its entirety.

                                    ARTICLE 9

                  From and after the Effective Time, the Corporation shall be prohibited from issuing non-voting equity securities in accordance with and to the extent required by Section 1123(a)(6) of the United States Bankruptcy Code (11 U.S.C. ss.1123(a)(6))."


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         IN WITNESS WHEREOF, the Corporation has executed this Certificate of
Amendment, this 31 day of August, 1999.



                                     DAILEY INTERNATIONAL INC.


                                     By: /s/ RANDALL D. STILLEY
                                         ---------------------------------------
                                     Name:   Randall D. Stilley
                                          --------------------------------------
                                     Title:  President
                                           -------------------------------------


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